Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
James Lindstrom – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

The Providence Service Corporation Declares Dividend on Convertible Preferred Stock

TUCSON, ARIZONA – June 4, 2015 -- The Providence Service Corporation (Nasdaq: PRSC) (the “Company”) today announced that its Board of Directors has declared a cash dividend on its 5.5%/8.5% Series A convertible preferred stock. The dividend is payable on July 1, 2015 to holders of record as of 5:00 p.m. New York City time on June 15, 2015. The dividend will be paid at a rate of 5.5% per annum, which is equal to approximately $1.37123 per share of convertible preferred stock.

About Providence Service Corporation

The Company is a Tucson, Arizona-based company that provides and manages government sponsored human services, innovative global employment services, comprehensive health assessment and care management services, and non-emergency transportation services. It offers: (1) non-emergency transportation management services to state Medicaid programs, local government agencies, hospital systems, health maintenance organizations, private managed care organizations and commercial insurers, as well as to individuals with limited mobility, people with limited means of transportation, people with disabilities and Medicaid members; (2) home- and community-based counseling services, which include home-based and intensive home-based counseling, workforce development, substance abuse treatment services, school support services and correctional services; (3) foster care and therapeutic foster care services; (4) case management, referral and monitoring services; (5) social improvement, employment and welfare services to various international government bodies and corporations; and (6) in-home comprehensive health assessment and care management services primarily to Medicare Advantage programs. The Company is unique in that it provides and manages its human services primarily in the client’s own home or in community based settings, rather than in hospitals or treatment facilities and provides its non-emergency transportation services through local transportation providers rather than an owned fleet of vehicles.

###